Composite Technology Announces 2008 Results and Conference Call
Monday December 15, 8:54 pm ET

IRVINE, CA--(MARKET WIRE)--Dec 15, 2008 -- Composite Technology Corporation ("CTC") (OTC BB:CPTC.OB - News) announced today the following summary of its results for fiscal year ending September 30, 2008. Full results will be included in Form 10-K filed expected to be filed with the Securities and Exchange Commission by December 29, 2008. All figures mentioned in the following are believed to be materially accurate but represent unaudited financial information, which the Company expects to report in its Form 10-K filing. The analysis and the audit of discontinued operations described below require additional time to complete our 10-K Filing.

Management plans to host a conference call on Monday, December 22nd, 2008 at 1:30pm Pacific Standard Time. Analysts and institutional investors may participate by calling 1-800-762-8779, or internationally by dialing +1-480-248-5081. A live audio webcast will be available at http://viavid.net/dce.aspx?sid=00005B1E.

CTC expects to report record consolidated revenue from continuing operations for fiscal 2008 of $74.1 million, an increase of $39.2 million or 112% compared to revenue of $34.9 million for fiscal 2007. Consolidated margins improved from $3.5 million in fiscal 2007, or 10.1% of fiscal 2007 revenues to $9.4 million or 12.7% of revenues in fiscal 2008. Excluding a non-recurring charge of $5.1 million related to the closure of our Lubeck, Germany assembly facility in July 2008, gross margins would have been $14.5 million or 19.6% of revenues.

Consolidated GAAP net loss from continuing operations increased by $2.5 million, from $32.8 million or $0.17 loss per share to $35.3 million or $0.15 loss per share, on improvements in product margins of $5.9 million, operating expense increases of $11.6 million, and interest and other expense reductions of $3.1million. On a non-GAAP EBITDAS basis, excluding interest, taxes, depreciation, amortization, and stock compensation charges from operating income, EBITDAS loss increased $5.0 million from $19.0 million in 2007 to $24.0 million in 2008. The key drivers of the EBITDAS loss increase were higher margins of $5.9 million despite a $5.1 million charge for closure of DeWind's Lubeck assembly facility offset by higher research and development expenses in the US related to our D8.2 turbine product of $5.0 million and $2.8 million additional DeWind Europe expenses due to the appreciation the Euro in 2008 over 2007.

The Company also expects to report discontinued operations resulting from the sale or winding down of two of DeWind's European subsidiaries. Neither of these subsidiaries is expected to materially impact DeWind's future business. The operations of these subsidiaries were reclassified to discontinued operations for fiscal 2007 and 2008 resulting in losses from discontinued operations of $11.7 million in fiscal 2007 and $10.2 million in fiscal 2008. The Company does not expect further material losses from either of these subsidiaries in fiscal 2009.

"Both businesses saw strong top line growth during 2008. CTC Cable revenues in 2008 of $32.7 million more than doubled from 2007 and saw product margins improve to 35.4% from 28.6%, generating an operating profit of $1.4 million on a standalone basis. DeWind revenues grew to $41.4 million a 120% improvement over 2007's $18.9 million of revenues although DeWind margins of negative $2.2 million were impacted by the $5 million charge for the Lubeck closure," said D.J. Carney, Chief Financial Officer of CTC. "We also took important steps in 2008 to address our cost structure which were masked in part by non-recurring charges and the unfavorable direction of the Euro. Despite decreasing our SG&A costs in Europe by over EUR 0.6 million, the unfavorable exchange rates through 2008 caused nearly $3.0 million of additional expenses in 2008. Additional non-recurring expenses of nearly $10 million were incurred in 2008 for our D8.2 prototype and to close the German assembly facility."

"We are pleased with the improvements in profitability as well as the continued increase in revenue for each of our business segments," commented Benton Wilcoxon, CEO and Chairman. "We remain quite confident that our ACCC(TM) conductor business will continue to grow with ever increasing worldwide demand and governments' focus on improving transmission infrastructure worldwide. Our DeWind business, however is more challenging since traditional financing methods used by customers in the U.S., are currently less available. We are therefore conducting a review of our options, even though we believe that renewable energy financing will soon return as we look forward to the new administration's fulfillment of promises to accelerate the use of renewable energy. We expect to see an increase in demand for quality grid friendly wind turbines, such as our D8.2 and new D9 turbines."

Reconciliation of EBITDAS to Operating Income:

	Year ended	Year ended
Unaudited, in thousands	September 30	September 30
	2008	2007

Operating Loss before Interest and other income/expense	$29,992	$24,308
Less:
Depreciation & Amortization Expenses	3,016	2,916
Stock Compensation Expenses	2,973	2,354
EBITDAS Loss	$24,003	$19,038

About CTC:

Composite Technology Corporation, based in Irvine, California, USA, develops, manufactures and sells innovative high performance electrical transmission and renewable energy generation products through its subsidiaries:

--
CTC Cable Corporation produces composite rod for use in its patented high efficiency ACCC* conductors, (Aluminum Conductor Composite Core) used  in electrical transmission grids.  ACCC conductors have less line loss compared to similar diameter conventional conductors and therefore enable power generators to reduce the amount of generation while still delivering the same power to customers.  Our conductors have demonstrated significant savings in upgrade capital costs as well as operating expenses when substituted in grid systems. ACCC conductors enable grid operators to reduce blackouts and brownouts by providing 'reserve electrical capacity,' since they can be operated at higher temperatures without significant thermal line sag. ACCC conductors are an economical solution for reconductoring power lines, constructing new lines and crossing large spans.  ACCC core is produced by CTC Cable and delivered to licensed qualified conductor manufacturers worldwide for ACCC conductor production and resale into local markets.

--
DeWind Inc., designs, produces, and sells the DeWind series of wind energy turbines, including the new 2 megawatt (MW) D8.2 model in both 60Hz and 50Hz, the 2MW D8 model in 50Hz, and the 1.25MW D6 model in 50Hz. The first 50 Hz D8.2 turbine has been operating since early 2007 in Germany, and utilizes the advanced WinDrive® hydrodynamic torque converter, by Voith AG, in combination with a synchronous high voltage generator that is synchronized directly to the grid without the use of power conversion electronics. The first 60Hz D8.2 is now operating at Sweetwater, Texas. DeWind D8.2 turbines are assembled at TECO Westinghouse Motor Co., in Texas.

*ACCC is a trademark of CTC Cable Corporation.

For further information visit our website: www.compositetechcorp.com. For investor relations contact: James Carswell, +1-949-428-8500.

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (the "Company"). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, new or revised governmental laws and regulations (or the lack thereof) that affect wind energy, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, the ability of the company to convert quotations and framework agreements into firm orders, our customers' fulfillment of payment obligations under the respective supply agreement, our ability to deliver reliable turbines on a timely basis, general economic conditions, the availability of funds for capital expenditure and financing in general by us and our customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to produce the turbines and acquire their components, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company, including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2007, the upcoming Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2008, and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company's next Quarterly or Annual Report.

Contact:
     Investor relations contact:
     James Carswell
     +1-949-428-8500

______________________
Source: Composite Technology Corporation